Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 25, 2026 relating to the financial statements appearing in the Annual Report on Form 10-K of Capstone Energy +, Inc. for the years ended March 31, 2026 and 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAS P.C.

Los Angeles, California

July 6, 2026